Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made as of September 11, 2013, is entered into by Oclaro, Inc., a Delaware corporation with its principal place of business at 2560 Junction Avenue, San Jose, California 95134 (the “Company”), and Greg Dougherty (the “Employee”). In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Position. The Employee shall serve as Chief Executive Officer of the Company with the duties and responsibilities customarily assigned to such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Employee. The Employee shall be based at the Company’s headquarters in San Jose, California. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board. While he is employed as Chief Executive Officer, the Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company, except for (i) non-executive positions held as of June 7, 2013 (the “Commencement Date”), and membership on the board of directors of one other company which is not a competitor, supplier or customer of the Company, and (ii) such other roles only with the prior consent of the Board, which consent shall not be unreasonably withheld. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

2. Compensation and Benefits.

2.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, a base salary at the annualized rate of $600,000 (the “Base Salary”).

2.2 Signing Bonus. As an inducement to commencing employment on the Commencement Date, the Company has paid the Employee a signing bonus of $300,000.

2.3 Incentive Bonus. While he serves as Chief Executive Officer, the Employee shall be eligible to earn an incentive bonus, the target amount of which will be 100% of Base Salary (the “Target Bonus”), and the maximum aggregate amount of which will be up to 200% of the Base Salary, in each case earned by the Employee for such bonus measurement period established by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time. The incentive bonus may be measured and paid annually or over shorter periods as determined by the Board. The actual amount of the incentive bonus earned will be based on achievement of individual and/or Company performance goals set by the Board or the Compensation Committee, in consultation with the Employee. To earn any amount of incentive bonus, the Employee must remain employed by the Company through the end of the bonus measurement period at issue.

2.4 Equity Grants. Subject to the approval by the Company’s stockholders of any necessary increase to the share reserve of the Company’s equity incentive plans, the Company will grant to the Employee two Restricted Stock Unit Awards (“RSUs”) as follows:

2.4.1. Time-Based Award. The Compensation Committee of the Board will grant the Employee RSUs for 400,000 shares of the Company’s Common Stock that will be subject to four-year, time-based vesting contingent on the Employee continuing as an employee of the Company through each vesting date, with 25% of the RSUs vesting on the first anniversary of the Commencement Date and 1/12th of the total number of RSUs vesting every 3 months thereafter.

2.4.2. Performance-Based Award. The Compensation Committee of the Board will grant the Employee RSUs for 400,000 shares of the Company’s Common Stock that will be subject to vesting based on the achievement of performance goals established by the Compensation Committee, in consultation with the Employee, at the time of grant, as well as time-based vesting over the four year period beginning on the Commencement Date and ending June 7, 2017.

2.4.3. Early Vesting. In addition, the Compensation Committee, in consultation with the Employee, has established an additional set of performance goals that, if satisfied by July 1, 2014, will result in the full acceleration as of such date of all of the then-outstanding and unvested RSUs granted under this Section 2.4, subject to his continued service through the satisfaction of those goals.

2.5 Benefits. During the Employment Period, the Employee may participate in all benefit plans and programs that the Company establishes and makes available to its U.S. employees, if any, subject to the terms and conditions of the applicable plans and programs.

2.6 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time. In all events, expense reimbursements made will be made no later than the year following the year in which the expense was incurred. Notwithstanding any other provision of the Agreement to the contrary, any expense reimbursed in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided in any other taxable year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

3. Severance Benefits.

3.1 Definitions. For purposes of this Agreement:

3.1.1. “Cause” shall mean (a) a good faith finding by the Board (excluding Employee) that the Employee has engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.

3.1.2. “Good Reason” for resignation by the Employee shall mean the following acts or omissions by the Company, taken without the Employee’s written consent:

(i) any material diminution in the Employee’s Base Salary,

(ii) a material diminution in the Employee’s authority, duties or responsibilities or a material adverse change in reporting structure which means that you no longer report directly to the Board of the Company or any successor company’s board,

(iii) a material breach by the Company of the terms of this Agreement or

(iv) a material adverse change by the Company in the location at which the Employee performs Employee’s principal duties for the Company to a new location that is both (a) outside a radius of 35 miles from the Employee’s principal residence immediately prior to such change and (b) more than 20 miles from the location at which the Employee performed Employee’s principal duties for the Company immediately prior to such change without the prior consent of the Employee.

To claim “Good Reason” for a termination, the Employee must provide written notice to the Company of the existence of the act or omission giving rise to the “Good Reason” within 90 days following the initial existence of the act or omission, the Company must have 30 days following receipt of such notice to remedy such condition, and if the Company does not reasonably remedy such condition within such 30 days, the Employee must resign from all positions he then holds with the Company, effective within 30 days after the end of the cure period.

3.1.3. “Separation from Service” shall mean a “separation from service” as defined under Treasury Regulations Section 1.409A-1(h), without regard to any alternate definition thereunder.

3.2 Accrued Rights. On any termination of the Employee’s employment, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company, including but not limited to accrued but unpaid salary, earned but unpaid bonus and accrued but unused vacation. Except as provided in Section 3.3 below, the Employee will have no other rights, title or claim to severance benefits from the Company.

3.3 Termination without Cause or Resignation for Good Reason – No Change in Control. If the Company terminates the Employee’s employment without Cause (and other than for death or disability), or if the Employee resigns for Good Reason, and provided either such termination is a Separation from Service, and provided further that the Employee signs, and allows to become effective within 30 days after the Separation from Service, the Company’s standard form of release of all claims, then the Company shall pay the Employee the following as severance:

3.3.1. Lump Sum Cash Payment. The Company shall pay a lump sum cash payment equal to twice the sum of his annual Base Salary and Target Bonus, as in effect on the date of Separation from Service, with such payment made on the 30th day following his Separation from Service, or, if permitted in a manner that complies with Treasury Regulation Section 1.409A-1(b)(4), on the day following the day the release of all claims becomes effective.

3.3.2. Benefits. The Company shall pay, on the last day of each month following the month in which the Separation from Service occurs, a lump sum payment of $6,000 per month, for 24 months. The Employee may, but is not required to use, this monthly payment toward the cost of obtaining alternatives to the employee health and welfare benefits provided by the Company to active employees.

3.3.3. 100% Time-Based Vesting Acceleration. The Company shall accelerate (as of the date of Separation from Service) the time-based vesting of the RSUs granted under Section 2.4 above, but only as to the continued service requirement and not as to any performance-based vesting condition.

3.3.4. 100% Performance-Based Vesting Acceleration – Change in Control. If the Employee’s termination without Cause or Resignation for Good Reason occurs on or within 12 months following a Change in Control (as defined on Exhibit A), the Company shall also accelerate (as of the date of Separation from Service) the performance-based vesting of the RSUs granted under Section 2.4 above, such that all of the then-outstanding and unvested RSUs are fully vested as of the Separation from Service.

4. Tax Matters.

4.1 Withholding. All compensation payable to the Employee by the Company or any of its affiliates shall be subject to applicable income and employment taxes, including withholding taxes.

4.2 Section 409A. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A (“Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed by the Company at the time of Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if the Company, in consultation with its external tax advisors determines that any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are “deferred compensation”, then if and only if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Separation from Service, and (ii) the date of the Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will pay to the Employee a lump sum amount equal to the sum of the payments due on Separation from Service that the Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so delayed.

4.3 Section 280G. If any payment or benefit that the Employee would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to the Employee. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. If acceleration of compensation from equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

Upon request by the Company or the Employee, the determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made by the Company’s independent accountants or a reputable third party national accounting firm, with the Company paying for such services. The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not be Good Reason for resignation.

5. Non-Solicitation. For a period of 12 months after the termination of the Employee’s employment for any reason, the Employee will not directly or indirectly, either alone or in association with others (i) induce any employee of the Company to leave the employ of the Company, or (ii) solicit for employment or other service relationship any person who is employed or otherwise engaged by the Company. If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The Employee acknowledges that the restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 5 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 5 without posting a bond and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

6. Proprietary Information and Developments. The Employee has signed the Company’s customary form of non-disclosure and assignment of inventions agreement. Such agreement shall continue in full force and effect, unchanged by the execution of this Agreement. The Employee further agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by the Employee incident to Employee’s employment belongs to the Company and shall be promptly returned to the Company upon termination of the Employee’s employment for any reason.

7. Other Agreements. The Employee represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Employee is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Exhibit B attached hereto.

8. Miscellaneous.

8.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the Company set forth in the introductory paragraph hereto (to the attention of the Corporate Secretary of the Company) or the residence address of the Employee most recently filed with the Company, as the case may be. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 8.1.

8.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

8.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

8.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee. No employee of the Company may cause the Company to execute such modification or amendment to this Agreement unless the Board or the Compensation Committee has first approved such modification or amendment.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of law provisions thereof). Any claim or controversy arising out of or relating to this Agreement or any breach thereof, including any claim for discrimination under any local, state or federal employment discrimination law, except as specifically excluded herein, shall be settled by non-binding arbitration in San Jose, California and administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures, a copy of which can be obtained at www.adr.org or by calling 800.778.7879. The award rendered in any arbitration proceeding held under this Section 8.5 shall be non-binding, unless the parties mutually agree that the award rendered in such arbitration proceeding shall be binding, in which case judgment upon the award may be entered in any court having jurisdiction thereof. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section 8.5. Also not covered by this Section 8.5 are claims by the Company or by the Employee for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law, including, but not limited to, claims for equitable relief arising out of a breach of Sections 5 and/or 6 of this Agreement. Both the Company and the Employee expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to this Agreement or any breach thereof. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within California), and the Company and the Employee each consents to the jurisdiction of such a court.

8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

8.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

8.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be enforced to the fullest extent permitted by law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

OCLARO, INC.

By:
Name:
Title:	Member of the Board of Directors

EMPLOYEE

Name: Greg Dougherty

EXHIBIT A

Change in Control. “Change in Control” means the consummation of a transaction or series of transactions resulting in one or more of the following events:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following three conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); and (iii) at least a majority of the members of the board of directors of the Acquiring Corporation were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of the liquidation or dissolution of the Company.